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                                 Silver Screen

                                  Partners II

                              Third Quarter Report

                                      1995

Dear Limited Partner:

     In previous reports we have explained that revenues in a particular quarter might not be sufficient to justify making a cash distribution. This applies to the 1995 third quarter. Our 34 previous distributions total over $243 million since the Partnership's inception in 1985.

     Negotiations regarding the sale of library rights to the films in our portfolio began on July 1, 1995. Specific information regarding these negotiations with Disney will be sent to you under separate cover in the coming weeks.

     The 1995 Annual Report and tax information will be mailed to you by March
15. If you need any assistance in the meantime, please contact our Investor Relations Department.


Sincerely,


/c/ ROLAND W. BETTS
Roland W. Betts

President

Balance Sheets (Unaudited)

                                                                          September 30, 1995        December 31, 1994
=====================================================================================================================
Assets
Current assets:
Cash                                                                             $    43,704              $    63,669
Temporary investments (at cost plus accrued interest,
    which approximates market) (Note 2)                                            3,144,464                2,445,954
---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 3,188,168              $ 2,509,623
=====================================================================================================================
Liabilities and partners' equity
Current liabilities:
Due to managing general partner                                                  $    30,624              $    76,930
---------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                             30,624                   76,930
Other liabilities                                                                    100,000                  100,000
Distributions in excess of investment in Joint Venture (Note 3)                       63,836                1,254,037
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    194,460                1,430,967
---------------------------------------------------------------------------------------------------------------------
Partners' equity:
General partners                                                                  (1,225,798)              (1,513,056)
Limited partners                                                                   4,219,506                2,591,712
---------------------------------------------------------------------------------------------------------------------
Total partners' equity                                                             2,993,708                1,078,656
---------------------------------------------------------------------------------------------------------------------
                                                                                 $ 3,188,168              $ 2,509,623
=====================================================================================================================

See notes to financial statements.

Statements of Operations (Unaudited)

                                                      Three Months      Nine Months     Three Months      Nine Months
                                                             Ended            Ended            Ended            Ended
                                                    Sept. 30, 1995   Sept. 30, 1995   Sept. 30, 1994   Sept. 30, 1994
=====================================================================================================================
Revenues:
Income from Joint Venture (Note 3)                      $  657,145       $3,450,089       $1,374,874       $3,158,479
Interest income                                             41,967          113,146           30,746           84,626
---------------------------------------------------------------------------------------------------------------------
                                                           699,112        3,563,235        1,405,620        3,243,105
Costs and expenses:
General and administrative expenses                        155,656          515,242          135,871          387,285
---------------------------------------------------------------------------------------------------------------------
Net income                                              $  543,456       $3,047,993       $1,269,749       $2,855,820
=====================================================================================================================
Net income allocated to:
General partners                                        $   81,518       $  457,199       $  190,462       $  270,873
Limited partners                                           461,938        2,590,794        1,079,287        2,584,947
---------------------------------------------------------------------------------------------------------------------
                                                        $  543,456       $3,047,993       $1,269,749       $2,855,820
=====================================================================================================================
Net income per a $500 limited partnership unit
   (based on 385,200 units outstanding)                 $     1.20       $     6.73       $     2.80       $     6.71
=====================================================================================================================

See notes to financial statements.





Statements of Partners' Equity (Unaudited)


                                                                                         Year Ended December 31, 1994
                                                                             and Nine Months Ended September 30, 1995
=====================================================================================================================
                                                      General Partners       Limited Partners                   Total
---------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                  $(1,721,281)            $ 2,667,785             $   946,504
Net income, 1994                                              317,903               2,851,447               3,169,350
Distributions, 1994                                          (109,678)             (2,927,520)             (3,037,198)
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 (1,513,056)              2,591,712               1,078,656
Net income, nine months 1995                                  457,199               2,590,794               3,047,993
Distributions during nine months 1995                        (169,941)               (963,000)             (1,132,941)
---------------------------------------------------------------------------------------------------------------------
                                                          $(1,225,798)            $ 4,219,506             $ 2,993,708
=====================================================================================================================

See notes to financial statements.

Statements of Cash Flows (Unaudited)

                                                                            Nine Months Ended       Nine Months Ended
                                                                           September 30, 1995      September 30, 1994
=====================================================================================================================
Cash flows from operating activities:
Net income                                                                        $ 3,047,993             $ 2,855,820
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Decrease in accrued interest receivable                                             (8,173)                 (3,534)
Net change in operating assets and liabilities:
   Increase (decrease) in due to managing general partner                             (46,306)                 17,240
---------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           2,993,514               2,869,526
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Income received from Joint Venture in excess of distribution                       (1,190,201)               (441,743)
Sales (purchases) of temporary investments, net                                      (690,337)                606,195
---------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                          (1,880,538)                164,452
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Distributions to partners                                                          (1,132,941)             (3,037,198)
---------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                                              (1,132,941)             (3,037,198)
---------------------------------------------------------------------------------------------------------------------
Net decrease in cash                                                                  (19,965)                 (3,220)
Cash, beginning of year                                                                63,669                  51,830
---------------------------------------------------------------------------------------------------------------------
Cash at end of nine months                                                        $    43,704             $    48,610
=====================================================================================================================

See notes to financial statements.

Notes to Financial Statements

1. Partnership Proceeds

The Partnership Agreement provides that all Partnership income, losses and distributable cash ("Proceeds") are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. Thereafter, all Proceeds will be allocated 85% to the limited partners and 15% to the general partners. These tests were satisfied in the first quarter of 1994. Therefore, all proceeds beginning with the second quarter will be allocated 85% to the limited partners and 15% to the general partners.


2.  Temporary Investments

Temporary investments represent investments in commercial paper.


3. Investment in Joint Venture

The investment in the Joint Venture is accounted for using the equity method of accounting. Under the equity method, the investment is initially recorded at cost, and is thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations, and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the Partnership's fiscal year ends December 31. The distributions received to date from the Joint Venture exceed the Partnership's investment in the Joint Venture and income recognized, resulting in a negative balance classified as a liability on the balance sheet. The Statements of Operations reflects the Joint Venture's results of operations for the nine months ended June 30, 1995.

The investment in Joint Venture is as follows:
================================================================================
Balance, January 1, 1995                                            $(1,254,037)
Investments, January 1, 1995
  to September 30, 1995                                                   --
Income from Joint Venture for the nine
  months ended June 30, 1995                                          3,450,089
Distributions, nine months 1995                                      (2,259,888)
--------------------------------------------------------------------------------
Balance, September 30, 1995                                         $   (63,836)
================================================================================

For each Joint Venture film, all revenues received by the Joint Venture are allocated and distributed first to the Partnership and Disney in proportion to their respective investments in the film until each has recovered its investment; second, to Disney until it recovers any amounts paid for cost overruns; and thereafter, net of participations, 75% to the Partnership and 25% to Disney (adjusted for any Disney investment in the film other than cost overruns).

Silver Screen Management, Inc.
936 Broadway
New York, NY 10010
(212) 995-7600
Recorded News Update:
(800) 999-SILV





(c) 1995 Silver Screen Management, Inc.  Cover Illustration: Michael Kline